Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of October 28, 2021 is by and among 890 5th Avenue Partners, Inc., Bolt Merger Sub I, Inc., Bolt Merger Sub II, Inc. and BuzzFeed, Inc. (collectively, the “Parties” and each, a “Party”). Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into the Agreement and Plan of Merger, dated as of June 24, 2021 (as amended, supplemented, waived or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, in light of recent complaints filed with the Delaware Court of Chancery by stockholders of certain other special purpose acquisition companies incorporated in the State of Delaware, the Parties have determined that it is advisable to seek the approval of holders of (i) a majority of the outstanding shares of Parent Class A Stock and (ii) a majority of the outstanding shares of Parent Class F Stock in the interest of avoiding potential delay in the event that a complaint of similar tenor were filed with respect to the transactions contemplated by the Merger Agreement, despite the Parties’ belief that such approval is not required pursuant to Section 242(b)(2) of the Delaware General Corporation Law; and

WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement (pursuant to and in accordance with Section 10.12 of the Merger Agreement) on the terms and conditions set forth in this Amendment to provide that satisfaction of the condition related to Parent stockholders’ approval of the amendment and restatement of the Parent Organizational Documents will also require the affirmative vote of holders of (i) a majority of the outstanding shares of Parent Class A Stock and (ii) a majority of the outstanding shares of Parent Class F Stock.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and undertakings herein contained, the receipt and sufficiency of which are acknowledged, on the terms and subject to the conditions set forth in this Amendment, the Parties, intending to be legally bound, agree as follows:

1.                  Amendment to the Merger Agreement.

Section 4.4(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(b)       The affirmative vote of (i) a majority of the votes cast by the stockholders of Parent present in person or represented by proxy at the Special Meeting and entitled to vote thereon at the Special Meeting shall be required to approve this Agreement under the Parent Charter, (ii) a majority of the votes cast to approve the issuance of shares of Parent Class A Stock pursuant to the Convertible Financing Agreement and the issuance of shares of Parent Class A Stock, Parent Class B Stock and Parent Class C Stock in connection with the Merger, (iii) holders representing (A) a majority of the outstanding shares of Parent Class A Stock, voting separately as a single class, and (B) a majority of the outstanding shares of Parent Class F Stock, voting separately as a single class, shall be required to approve the amendment and restatement of the Parent Organizational Documents, and (iv) holders representing a majority of the outstanding capital stock of Parent entitled to vote thereon at the Special Meeting shall be required to approve the amendment and restatement of the Parent Organizational Documents and the other Parent Stockholder Matters ((i), (ii), (iii) and (iv), such approval by the stockholders of Parent, the “Parent Stockholder Approval”). The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent required to approve and adopt this Agreement and approve the Transactions.”

2.                  Miscellaneous. The terms, conditions and provisions of the Merger Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Merger Agreement, nor constitute a waiver or amendment of any provision of the Merger Agreement. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Merger Agreement, as though the other provisions of this Amendment were set forth in the Merger Agreement. This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

890 5TH AVENUE PARTNERS, INC.

By:	/s/ Adam Rothstein
Name:	Adam Rothstein
Title:	Executive Chairman

BOLT MERGER SUB I, INC.

By:	/s/ Adam Rothstein
Name:	Adam Rothstein
Title:	Chief Executive Officer

BOLT MERGER SUB II, INC.

By:	/s/ Adam Rothstein
Name:	Adam Rothstein
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

BUZZFEED, INC.

By:	/s/ Jonah Peretti
Name:	Jonah Peretti
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Merger Agreement]